Exhibit 4.8

Subscription Agent Agreement

Between

Wheeler Real Estate Investment Trust Inc.

And

Computershare Trust Company, N.A.

And

Computershare Inc.

This SUBSCRIPTION AGENT AGREEMENT (this “Agreement”), dated as of June 18, 2021 (the “Effective Date”), is by and between Wheeler Real Estate Investment Trust Inc., a Maryland corporation ("Company"), and Computershare Trust Company, N.A., a federally chartered trust company (“Trust Company”), and Computershare Inc., a Delaware corporation (“Computershare”, and together with Trust Company, “Agent”).

1. Appointment.

1.1 Company is making an offer (the “Subscription Offer”) to issue to holders of record of its outstanding shares of common stock, par value $0.01 per share (the “Common Stock”), at the close of business on June 1, 2021 (the “Record Date”), the right to subscribe for and purchase (each, a “Right”, and collectively, the “Rights”) up to $30 million in aggregate principal amount of the Company’s 7.00% subordinated convertible notes due 2031 (the “Notes”), in which eligible shareholders will receive one Right for each eight (8) shares of Common Stock owned, with each Right entitling a shareholder to purchase $25.00 principal amount of Notes (the “Subscription Price”), payable as described on the Subscription Form (as defined below) sent to eligible shareholders, upon the terms and conditions set forth herein. The term “Subscribed” shall mean submitted for purchase from Company by a stockholder in accordance with the terms of the Subscription Offer, and the term “Subscription(s)” shall mean any such submission. Company hereby appoints Agent to act as subscription agent in connection with the Subscription Offer and Agent hereby accepts such appointment in accordance with and subject to the terms and conditions of this Agreement.

1.2 The Subscription Offer will expire at 5:00 p.m., Eastern Time, on [●], 2021 (the “Expiration Time”), unless Company shall have extended the period of time for which the Subscription Offer is open, in which event the term “Expiration Time” shall mean the latest time and date at which the Subscription Offer, as so extended by Company from time to time, shall expire.

1.3 The Company filed a registration statement relating to the Notes and the Company securities underlying the Notes with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “1933 Act”), on June 2, 2021, as amended on [●], 2021, and such registration statement was declared effective on [●], 2021. The terms of the Notes are more fully described in the prospectus forming a part of the registration statement as it was declared effective. All terms used and not defined herein shall have the same meaning(s) as in the prospectus.

1.4 Promptly after the Record Date, Company will furnish Agent with, or will instruct Agent, in its capacity as transfer agent for Company, to prepare, a certified list in a format acceptable to Agent of holders of record of the Common Stock at the Record Date, including each such holder’s name, address, taxpayer identification number (“TIN”), share amount with applicable tax lot detail, any certificate detail and information regarding any applicable account stops or blocks (the “Record Stockholders List”).

1.5 No later than the earlier of (i) forty-five (45) days after the Record Date or (ii) January 15 of the year following the year in which the Record Date occurs, Company shall deliver to Agent written direction on the adjustment of cost basis for covered securities that arise from or are affected by the Subscription Offer in accordance with current Internal Revenue Service regulations (see the Tax Instruction/Cost Basis Information Letter attached hereto as Exhibit B for additional information)

2. Subscription of Rights.

2.1 Each Right entitles the holders to subscribe, upon payment of the Subscription Price, to purchase Notes (the “Basic Subscription Privilege”). No fractional Notes will be issued.

2.2 If the Rights Offering is not fully subscribed and holders fully exercise thier Rights, then such holders may also exercise an over-subscription privilege to purchase additional principal amount of Notes that remain unsubscribed as a result of unexercised Rights, such privilege being referred to as the “oversubscription right.” The Company shall provide Agent with instructions regarding the allocation to such shareholders of the Notes after the initial allocation thereof.

2.3 Except as otherwise indicated to Agent by Company in writing, all of the Notes delivered hereunder upon the exercise of the Rights. Company shall, if applicable, inform Agent as soon as possible in advance as to whether any Note issued hereunder is to be issued with restrictive legend(s) and, if so, Company shall provide the appropriate legend(s) and a list identifying the affected shareholders, certificate numbers (if applicable) and share amounts for such affected shareholders.

3. Duties of Subscription Agent.

3.1 Agent shall issue the Rights in accordance with this Agreement in the names of the holders of the Common Stock of record on the Record Date, keep such records as are necessary for the purpose of recording such issuance(s), and furnish a copy of such records to Company.

3.2 Promptly after Agent receives the Record Stockholders List, Agent shall:

(a) mail or cause to be mailed, by first class mail, to each holder of the Common Stock of record on the Record Date whose address of record is within the United States of America and Canada, (i) a subscription form with respect to the Rights to which such stockholder is entitled under the Subscription Offer (the “Subscription Form”), a form of which is attached hereto as Exhibit A, (ii) a copy of the prospectus and (iii) a return envelope addressed to Agent.

(b) At the direction of Company, mail or cause to be mailed, to each holder of the Common Stock of record on the Record Date whose address of record is outside the United States of America and Canada, or is an A.P.O. or a F.P.O. address, a copy of the prospectus. Agent shall refrain from mailing the Subscription Form to any holder of the Common Stock of record on the Record Date whose address of record is outside the United States of America and Canada, or is an A.P.O. or a F.P.O. address, and hold such Subscription Form for the account of such stockholder subject to such stockholder making satisfactory arrangements with Agent for the exercise or other disposition of the Rights described therein, and effect the exercise, sale or delivery of such Rights in accordance with the terms of this Agreement if notice of such arrangements is received at or before 11:00 a.m., Eastern Time, on __________. In the event that a request to exercise the Rights is received from such a holder, Agent will consult with Company for instructions as to the number of Notes, if any, Agent is authorized to issue.

(c) Upon request by Company, Agent shall mail or deliver a copy of the prospectus (i) to each assignee or transferee of the Rights upon receiving appropriate documentation satisfactory to Agent to register the assignment or transfer thereof and (ii) with Notes when such are issued to persons other than the registered holder of the Rights.

(d) Agent shall accept Subscriptions upon the due exercise of the Rights (including payment of the Subscription Price) on or prior to the Expiration Time in accordance with the Subscription Form.

(e) Agent shall accept Subscriptions, without further authorization or direction from Company, without procuring supporting legal papers or other proof of authority to sign (including, without limitation, proof of appointment of a fiduciary or other person acting in a representative capacity), and without signatures of co-fiduciaries, co-representatives or any other person:

(i) If the Right is registered in the name of a fiduciary and the Subscription Form is executed by such fiduciary, provided, that the Notes are to be issued in the name of such fiduciary;

(ii) If the Right is registered in the name of joint tenants and the Subscription Form is executed by one of the joint tenants, provided, that the Notes are to be issued in the names of such joint tenants; or

(iii) If the Right is registered in the name of a corporation and the Subscription Form is executed by a person in a manner which appears or purports to be done in the capacity of an officer or agent thereof, provided, that the Notes are to be issued in the name of such corporation.

(f)	Each document received by Agent relating to its duties hereunder shall be dated and time stamped when received at the applicable address(es) as outlined in the offering documents.

(g)	Agent shall, absent specific and mutually agreed upon instructions between Agent and Company, follow its normal and customary procedures with respect to the acceptance or rejection of all Subscriptions received after the Expiration Time. Subscriptions not authorized to be accepted pursuant to this Section 3 and Subscriptions otherwise failing to comply with the terms and conditions of the Subscription Form will be rejected and returned to the applicable shareholder.

(h)	Company shall provide an opinion of counsel prior to the Expiration Time to set up a reserve for the Company’s securities underlying the Notes. The opinion shall state that all of the Company’s securities, or the transactions in which they are being issued, as applicable, are:

(i)	Registered, or subject to a valid exemption from registration, under the 1933 Act, and all appropriate state securities law filings have been made with respect to the Share, or alternatively, that the Company securities undlying the Notes are “covered securities” under Section 18 of the 1933 Act; and

(ii)	Validly issued, fully paid and non-assessable.

4. Acceptance of Subscriptions.

4.1 Following Agent’s first receipt of Subscriptions, on each business day, or more frequently if reasonably requested as to major tally figures, forward a report by email to Crystal Plum (cplum@whlr.us) and Daniel Raglan (daniel.raglan@cwt.com) (the “Company Representative”) as to the following information, based upon a preliminary review (and at all times subject to a final determination by Company) as of the close of business on the preceding business day or the most recent practicable time prior to such request, as the case may be: (i) the total number of Notes Subscribed for; (ii) the total number of the Rights sold; (iii) the total number of the Rights partially Subscribed for; (iv) the amount of funds received; and (v) the cumulative totals in categories (i) through (iv), above.

4.2 As promptly as possible following the Expiration Time, advise the Company Representative by email of (i) the number of Notes Subscribed for and (ii) the number of Notes unsubscribed for.

5.

6. Completion of Subscription Offer.

6.1 Upon completion of the Subscription Offer, Agent shall request the transfer agent for the Common Stock to issue the appropriate number of Notes as required in order to effectuate the Subscriptions.

6.2 The Rights shall be issued in registered, book-entry form only. Agent shall keep books and records of the registration, transfer and exchange of the Rights (the “Rights Register”).

6.3 All of the Rights issued upon any registration of transfer or exchange of the Rights shall be the valid obligations of Company, evidencing the same obligations and entitled to the same benefits under this Agreement as the Rights surrendered for such registration of transfer or exchange; provided, that until such transfer or exchange is registered in the Rights Register, Company and Agent may treat the registered holder thereof as the owner for all purposes.

6.4 For so long as this Agreement shall be in effect, Company will reserve for issuance and keep available free from preemptive rights a sufficient number of Company securities undelying the Notes to permit the exercise in full of all of the Rights issued pursuant to the Subscription Offer.

6.5 Company shall take any and all action, including, without limitation, obtaining the authorization, consent, lack of objection, registration or approval of any governmental authority, or the taking of any other action under the laws of the United States of America or any political subdivision thereof, to insure that all of the Notes issuable upon the exercise of the Rights (subject to payment of the Subscription Price) will be duly and validly issued and fully paid and non-assessable Notes, free from all preemptive rights and taxes, liens, charges and security interests created by or imposed upon Company with respect thereto.

6.6 Company shall, from time to time, take all action necessary or appropriate to obtain and keep effective all registrations, permits, consents and approvals of the Securities and Exchange Commission and any other governmental agency or authority and make such filings under federal and state laws, which may be necessary or appropriate in connection with the issuance, sale, transfer and delivery of the Rights or the Notes issued upon the exercise of the Rights.

7. Procedure for Discrepancies. Agent shall follow its regular procedures to attempt to reconcile any discrepancies between the number of Notes that any Subscription Form may indicate are to be issued to a stockholder upon the exercise of the Rights and the number that the Record Stockholders List indicates may be issued to such stockholder. In any instance where Agent cannot reconcile such discrepancies by following such procedures, Agent will consult with Company for instructions as to the number of Notes, if any, Agent is authorized to issue. In the absence of such instructions, Agent is authorized not to issue any Notes to such stockholder and will return to the subscribing stockholder (at Agent’s option by either first class mail under a blanket surety bond or insurance protecting Agent and Company from losses or liabilities arising out of the non-receipt or non-delivery of the Subscription Form or by registered mail insured separately for the value of the applicable Rights) to such stockholder’s address as set forth in the Subscription Form, any Subscription Form delivered to Agent, any other documents delivered therewith and a letter explaining the reason for the return of such documents.

8. Procedure for Deficient Items.

8.1 Agent shall examine the Subscription Form(s) received by it as agent to ascertain whether they appear to have been completed and executed in accordance with the Subscription Offer. In the event that Agent determines that any Subscription Form does not appear to have been properly completed or executed, or to be in proper form, or any other deficiency in connection with the Subscription Form appears to exist, Agent shall follow, where possible, its regular procedures to attempt to cause such irregularity to be corrected. Agent is not authorized to waive any deficiency in connection with the Subscription, unless Company provides written authorization to waive such deficiency.

8.2 If a Subscription Form specifies that Notes are to be issued to a person other than the person in whose name a surrendered Right is registered, Agent will not issue such shares until such Subscription Form has been properly endorsed with the signature guaranteed in a manner acceptable to Agent (or otherwise put in proper form for transfer).

8.3 If any such deficiency is neither corrected nor waived, Agent will return to the subscribing stockholder (at Agent’s option by either first class mail under a blanket surety bond or insurance protecting Agent and Company from losses or liabilities arising out of the non-receipt or non-delivery of the Subscription Form or by registered mail insured separately for the value of the applicable Rights) to such stockholder’s address as set forth in the Subscription Form, any Subscription Form delivered to Agent, any other documents delivered therewith and a letter explaining the reason for the return of such documents.

9. Tax Reporting.

9.1 Agent shall prepare and file with the appropriate governmental agency and mail to each stockholder, as applicable, all appropriate tax information forms, including, but not limited to, Forms 1099-B, covering payments or any other distributions made by Agent pursuant to this Agreement during each calendar year, or any portion thereof, during which Agent performs services hereunder, as described in the attached Exhibit B. Any cost basis or tax adjustments required after the Effective Time will incur additional fees.

9.2 With respect to any surrendering stockholder whose TIN has not been certified as correct, Agent shall deduct and withhold the appropriate backup withholding tax from any payment made to such stockholder pursuant to the Internal Revenue Code.

9.3 Should any issue arise regarding federal income tax reporting or withholding, Agent shall take such reasonable action as Company may reasonably request in writing. Such action may be subject to additional fees.

10.

11.

12.

13 Damages. Notwithstanding anything in this Agreement to the contrary, neither party shall be liable to the other for any incidental, indirect, special or consequential damages of any nature whatsoever, including, but not limited to, loss of anticipated profits, occasioned by a breach of any provision of this Agreement even if apprised of the possibility of such damages.

14.

15. Compensation and Expenses.

15.1 Company shall pay to Agent compensation in accordance with the fee schedule attached as Exhibit B hereto, together with reimbursement for reasonable fees and disbursements of counsel, regardless of whether any Rights are surrendered to Agent, for Agent’s services hereunder.

15.2 Company shall be charged for certain expenses advanced or incurred by Agent in connection with Agent’s performance of its duties hereunder. Such charges include, but are not limited to, stationery and supplies, such as checks, envelopes and paper stock, as well as any disbursements for telephone and document creation and delivery. While Agent endeavors to maintain such charges (both internal and external) at competitive rates, these charges may not reflect actual out-of-pocket costs, and may include handling charges to cover internal processing and use of Agent’s billing systems.

15.3 If any out-of-proof condition caused by Company or any of its prior agents arises during any terms of this agreement, Company will, promptly upon Agent’s request, provide Agent with funds or shares sufficient to resolve the out-of-proof condition.

15.4 All amounts owed to Agent hereunder are due within thirty (30) days of the invoice date. Delinquent payments are subject to a late payment charge of one and one half percent (1.5%) per month commencing forty-five (45) days from the invoice date. Company agrees to reimburse Agent for any attorney’s fees and any other costs associated with collecting delinquent payments.

15.5 Company is responsible for all taxes, levies, duties, and assessments levied on services purchased under this Agreement (collectively, “Transaction Taxes”).  Computershare is responsible for collecting and remitting Transaction Taxes in all jurisdictions in which Computershare is registered to collect such Transaction Taxes.  Computershare shall invoice Company for such Transaction Taxes that Computershare is obligated to collect upon the furnishing of services provided hereunder.  Company shall pay such Transaction Taxes according to the terms in Section 15.1, above.  Computershare shall timely remit to the appropriate governmental authorities all such Transaction Taxes that Computershare collects from Company.  To the extent that Company provides Computershare with valid exemption certificates, direct pay permits, or other documentation that exempts Computershare from collecting Transaction Taxes from Company, invoices issued for services hereunder provided after Computershare’s receipt of such certificates, permits, or other documentation will not reflect exempted Transaction Taxes.  Computershare is solely responsible for the payment of all personal property taxes, franchise taxes, corporate excise or privilege taxes, property or license taxes, taxes relating to Computershare’s personnel, and taxes based on Computershare’s net income or gross revenues relating to services provided hereunder.

16. Termination. Either party may terminate this Agreement upon thirty (30) days’ prior written notice to the other party. Unless so terminated, this Agreement shall continue in effect until ninety (90) days following the Expiration Time. In the event of such early termination, Company will appoint a successor agent and inform Agent of the name and address of any successor agent so appointed, provided, that no failure by Company to appoint such a successor agent shall affect the termination of this Agreement or the discharge of Agent as agent hereunder. Upon any such termination, Agent shall be relieved and discharged of any further responsibilities with respect to its duties hereunder. Upon payment of all outstanding fees and expenses hereunder, Agent shall promptly forward to Company or its designee any Subscription Forms or other documents relating to the Subscription Offer that Agent may receive after its appointment has so terminated.

17. Assignment. Neither this Agreement nor any rights or obligations hereunder may be assigned by Company or Agent without the written consent of the other; provided, however, that Agent may, without further consent of Company, assign any of its rights and obligations hereunder to any affiliated agent registered under Rule 17Ac2-1 promulgated under the 1934 Act.

18.

19. Miscellaneous.

19.1 Notices. All notices, demands and other communications given pursuant to the terms and provisions hereof shall be in writing, shall be deemed effective on the date of receipt, and may be sent by overnight delivery services, or by certified or registered mail, return receipt requested to:

If to Company:	with an additional copy to:

Wheeler Real Estate Investment Trust Inc. 2529 Virginia Beach Blvd., Suite 200 Virginia Beach, Virginia 23452 Cplum@whlr.us Attn:Crystal Plum	Cadwalader, Wickersham & Taft LLP 200 Liberty St. New York, NY 10281 Daniel.Raglan@cwt.com Attn: Daniel Raglan

If to Agent:	with an additional copy to:

Computershare Inc. 480 Washington Blvd., 29th Floor Jersey City, NJ 07310 Attn: Corp Actions Relationship Manager	Computershare Inc. 150 Royall Street Canton, MA 02021 Attn: Legal Department

Or

Computershare Inc.

150 Royall Street

Canton, MA 02021

Attn: Corp Actions Relationship Manager

19.2

19.3 Publicity. Neither party hereto shall issue a news release, public announcement, advertisement, or other form of publicity concerning the existence of this Agreement or the services to be provided hereunder without obtaining the prior written approval of the other party, which may be withheld in the other party’s sole discretion; provided, that Agent may use Company’s name in its customer lists or otherwise as required by law or regulation.

19.4 Successors. All the covenants and provisions of this Agreement by or for the benefit of Company or Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

19.5 Amendments. This Agreement may be amended or modified by a written amendment executed by the parties hereto and, to the extent required, authorized by a resolution of the Board of Directors of Company.

19.6 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

19.7 Governing Law; Jurisdiction. This Agreement shall be governed by the laws of the State of New York, without regard to principles of conflicts of law. The parties hereto irrevocably (a) submit to the non-exclusive jurisdiction of any New York State court sitting in New York City or the United States District Court for the Southern District of New York in any action or proceeding arising out of or relating to this Agreement, (b) waive, to the fullest extent they may effectively do so, any defense based on inconvenient forum, improper venue or lack of jurisdiction to the maintenance of any such action or proceeding, and (c) waive all right to trial by jury in any action, proceeding or counterclaim arising out of this Agreement or the transactions contemplated hereby. Agent shall not be required hereunder to comply with the laws or regulations of any country other than the United States of America or any political subdivision thereof. Agent may consult with foreign counsel, at Company’s expense, to resolve any foreign law issues that may arise as a result of Company or any other party being subject to the laws or regulations of any foreign jurisdiction.

19.8 Force Majeure. Agent will not be liable for any delay or failure in performance when such delay or failure arises from circumstances beyond its reasonable control, including without limitation acts of God, acts of government in its sovereign or contractual capacity, acts of public enemy or terrorists, acts of civil or military authority, war, riots, civil strife, terrorism, blockades, sabotage, rationing, embargoes, epidemics, pandemics, outbreaks of infectious diseases or any other public health crises, earthquakes, fire, flood, other natural disaster, quarantine or any other employee restrictions, power shortages or failures, utility or communication failure or delays, labor disputes, strikes, or shortages, supply shortages, equipment failures, or software malfunctions.

19.9 Third Party Beneficiaries. The provisions of this Agreement are intended to benefit only Agent, Company and their respective permitted successors and assigns. No rights shall be granted to any other person by virtue of this Agreement, and there are no third party beneficiaries hereof.

19.10 Survival. All provisions regarding indemnification, warranty, liability and limits thereon, compensation and expenses and confidentiality and protection of proprietary rights and trade secrets shall survive the termination or expiration of this Agreement.

19.11 Priorities. In the event of any conflict, discrepancy, or ambiguity between the terms and conditions contained in (a) this Agreement, (b) any exhibits, schedules or attachments hereto, and (c) the Subscription Offer, the terms and conditions contained in this Agreement shall take precedence.

19.12 Merger of Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof, whether oral or written.

19.13 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by all parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

19.14 Descriptive Headings. Descriptive headings contained in this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

19.15 Counterparts. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Agreement executed and/or transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

[The remainder of this page has been intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized officers as of the Effective Date hereof.

Wheeler Real Estate Investment Trust Inc.

By:	/s/ Daniel Khoshaba
Name:	Daniel Khoshaba
Title:	Chief Executive Officer

COMPUTERSHARE INC. and

COMPUTERSHARE TRUST COMPANY, N.A.

For both entities

By:	/s/ Neda Sheridan
Name:	Neda Sheridan
Title:	Regional Manager